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                        LEADING-EDGE EARTH PRODUCTS, INC.

                                  JULY 31, 1998

EXHIBIT 99

                              SETTLEMENT AGREEMENT

        This Settlement Agreement ("Agreement") is entered into effective the latest date signed by LEEP and the Records (the "Effective Date") by and between the following parties:

        Tim Metz and his spouse, and their marital community (collectively "Metz" herein), residents of the State of Washington; and

        Leading Edge Earth Products, Inc. ("LEEP" herein), an Oregon corporation; and

        Grant Record and his spouse, and their marital community (collectively "Record" herein), formerly residents of the State of Washington and presently residents of the State of Idaho; and

        Phoenix ("Phoenix" herein), a British Virgin Island Corporation.

                                   BACKGROUND

A. LEEP has a pending lawsuit filed against Metz in the King County Superior Court (Seattle Courthouse), Seattle, Washington (the "State Action" herein).

B. Metz petitioned to remove the claims of the State Action to the U.S. District Court, Western District of Washington, Seattle, Washington, and Metz counterclaimed against LEEP and brought third-party claims against Record in the federal court pleadings (the "Federal Action" herein).

C. The Federal Action has been stayed and certain counterclaims and third-party claims remain in the Federal Action, while other claims, counterclaims and third-party claims have been remanded to the State Action, which is presently stayed.

D. Phoenix has asserted potential claims against Metz regarding stock in LEEP transferred to Phoenix by Metz, and Metz has asserted potential claims against Phoenix regarding some of the aforesaid shares of stock.

E. Phoenix has asserted potential claims against LEEP and Record, and LEEP has asserted potential claims against Phoenix and Metz with respect to events occurring after the commencement of the State Action and the Federal Action.

F. Metz has asserted potential claims against LEEP and Record with respect to events occurring after the commencement of the State Action and the Federal Action, but which are not presently asserted in either the pending State Action or Federal Action.

G. All parties hereto are desirous of resolving their claims, known and unknown, against


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    each other through the date of execution of this Agreement, on the terms and conditions described herein.



NOW, THEREFORE, in consideration of the terms and conditions described herein and for other good and valuable consideration,

                                  IT IS AGREED:

1. NO ADMISSION. Nothing contained herein shall be deemed to admissions by any party of any other party's claims, counter-claims, third-party claims, cross-claims, or third-party counterclaims, or of any claims not included in the State or Federal Actions.

2. PHOENIX NOT SUBJECT TO JURISDICTION IN THE UNITED STATES. Execution of this Agreement by Phoenix shall not be deemed to be consent by Phoenix to be subject to the jurisdiction of any courts in the United States. None of the terms and conditions contained herein shall cause or be deemed to cause Phoenix to be subject to the jurisdiction of any courts in the United States. The parties other than Phoenix agree that enforcement of this Agreement between them shall be pursuant to the arbitration and governing law provisions of Section 9(a)(1) and 9(b) below. The parties further agree that any claims that may arise from this Agreement between any of them and Phoenix shall be subject to the arbitration and governing law provisions of
    Section 9(b) below.

3. MUTUAL RELEASES; DISMISSAL OF ACTIONS. Each of the Parties shall be considered a "Settling Party." The Settling Parties shall mutually release each other from any and all claims, causes of actions, damages, attorney fees, costs, expenses (collectively "Claims") through the date of execution of this Agreement, whether or not such Claims were asserted in the State or Federal Actions and whether or not the Claims are known or unknown. Upon full execution of this Agreement, Metz, LEEP and Record shall cause the State Action and the Federal Action each to be dismissed with prejudice, with each party to bear his, her, or its own costs and attorney fees.

4. DISCHARGE OF NOTES. The parties hereby cancels and discharges any and all notes made by LEEP to Metz or Phoenix or their respective assigns, any and all notes made by Phoenix or Metz to LEEP or Record or their respective assigns, and any and all notes made by either Metz or Record to each other. This provision is not intended to and shall not cause the discharge of any notes between Metz and Phoenix, which shall be the subject of a separate confidential agreement between Metz and Phoenix.

5. QUIT CLAIM BY METZ. Tim Metz hereby withdraws his Claims relating to the co-inventorship of certain inventions described in the patents or patent applications described in the State or Federal Actions (the "Inventions" herein). Metz further agrees that they hereby assign, quitclaim, convey, bargain and sell, and otherwise transfer (collectively "Quit Claims" herein) to LEEP and Record any right, title or interest Tim Metz may have in any of such Inventions. Metz agree to execute any additional documents reasonably necessary to evidence the Quit Claims.


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6.  TREATMENT OF PHOENIX STOCK AND LOCK-UP AND TRICKLE-OUT AGREEMENT.

    a. LEEP hereby agrees that Certificate # 6025 (Beneficial Ownership Date 12/30/94) for 90,000 shares of LEEP common stock shall be deemed to be fully paid as of February 1, 1996 (date Phoenix paid Tim Metz) and shall be considered Rule 144 shares. Phoenix or its assigns hereby agree to a 1 year holding period starting 29 December 1998 on the sale of these shares into the US market. LEEP shall within five (5) business days following full execution of this Agreement provide PHOENIX with an acknowledgement that the aforesaid shares are fully paid for as of February 1, 1996. LEEP shall also promptly provide to Phoenix any other documents necessary to evidence this provision in a form reasonably satisfactory to Phoenix or its assigns. Phoenix or its assigns hereby agree to the terms of the "Lock-up and Trickle-out Agreement" attached hereto as Exhibit A, and shall deliver to LEEP executed copies of said Exhibit A with respect to these 90,000 Rule 144 shares.

    b. Phoenix shall promptly deliver to LEEP 604,569 shares of LEEP Reg. "S" legend stock in exchange for 604,569 shares of Rule 144 legend stock. These shares are dated November 16, 1994, and were issued from the exercise of options by Phoenix on October 3, 1994. The certificate numbers for these shares held by Phoenix are 5215, 5216, 5217, 5218, 5219, 5220, and 5221 (dated November 16, 1994). LEEP shall treat the exchanged Rule 144 shares as fully paid as of the "Effective Date". LEEP shall within five (5) business days following full execution of this Agreement provide PHOENIX with an acknowledgement that the aforesaid shares are fully paid for as of the Effective Date. Phoenix shall deliver to LEEP executed copies of Exhibit A, "Lock-up and Trickle-out Agreement", with respect to these 604,569 Rule 144 shares. Phoenix or its assigns hereby agree to a 1 year holding period on the sale of these shares into the US market. The one year holding period, per Rule 144, shall begin on the "Effective Date" of this agreement. LEEP shall also promptly provide to Phoenix any other documents necessary to evidence this provision in a form reasonably satisfactory to Phoenix or its assigns.

    c. LEEP shall issue a "proof of payment in full" as of the "Effective Date" in a form acceptable to Phoenix, or its assigns, for certificate # 5673 (Beneficial Ownership Date 1/25/95) for 80,000 shares of "Rule 144" legend LEEP common stock. Phoenix shall deliver to LEEP executed copies of Exhibit A, "Lock-up and Trickle-out Agreement", with respect to these 80,000 Rule 144 shares. Phoenix or its assigns hereby agree to a 1 year holding period on the sale of these shares into the US market. The one year holding period, per Rule 144, shall begin on the "Effective Date" of this agreement. LEEP shall also promptly provide to Phoenix any other documents necessary to evidence this provision in a form reasonably satisfactory to Phoenix or its assigns.

    d. LEEP shall immediately withdraw any stop transfer notices on any shares owned at any time by Phoenix or Metz.

7. BANK INSLINGER DISPUTES. Phoenix shall resolve the disputes with Bank Inslinger and any assigns of Phoenix with respect to certain share transfers which were the subject of "stop transfer" notices issued by LEEP to its transfer agent. Phoenix shall hold harmless LEEP, Metz and Record from any and all claims that Bank Inslinger or any assigns of Phoenix may otherwise have against LEEP, Metz, and Record.

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8.  NO DISPARAGEMENT. The parties shall agree on a form of a statement which in essence pronounces that the parties have resolved their differences, that no party admits liability on any of the claims, and that each of the parties have nothing negative to say about any other party. Each of the parties agree not to defame or disparage any of the other parties.

9.  MISCELLANEOUS.

    a.  ARBITRATION.

        (1) U.S. SETTLING PARTIES. Metz, LEEP and Record agree that any disputes between them or arising out of this Agreement shall be resolved by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association, except that instead of arbitrators chosen from the American Arbitration Association, the parties agree to select one arbitrator mutually agreed by them within 45 days after any party makes a demand for arbitration. Metz, LEEP and Record agree that the venue for any arbitration between them shall be in Seattle, Washington. The U.S. Settling Parties agree further that no party may seek to bar any arbitration on the basis that Phoenix is not and may not be a party to any such arbitration.

        (2) PHOENIX. Any dispute between any of the parties and Phoenix shall be resolved by binding arbitration through a mutually agreeable arbitration service. Such arbitration shall have one arbitrator only, and the place for any such arbitration shall be in the Road Town, Tortola, British Virgin Islands.

    b. GOVERNING LAW. With respect any and all matters between any of the parties and Phoenix, this Agreement shall be governed by the laws of the British Virgin Islands. With respect to any and all matters between or among the U.S. Settling Parties, this Agreement shall be governed by the laws of the State of Washington.

    c. ENTIRE AGREEMENT. This Agreement and the addition agreements described herein shall constitute the entire agreement among the parties herein and supersede and replace any oral or written agreements prior to the Effective Date. This Agreement may be amended only by a written instrument executed by all of the parties.

    d. ATTORNEY REPRESENTATION. The law firms of Daniel D. Woo, P.S. ("Woo") and Foster Pepper (FP) have represented and represent only Metz and no other party to this Agreement. Frank W. Birkholz ("Birkholz") represents LEEP and Record and no other party to this Agreement. Phoenix has sought the counsel and advice of its own attorneys and does not rely on Woo, FP or Birkholz.

    e. COUNTERPART ORIGINALS AND FACSIMILE SIGNATURES. This Agreement may be signed in counterpart originals. A copy of a facsimile signature of a party hereto shall be deemed to have the same authenticity and effect as an original signature.

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                                     AGREED:


                                  METZ PARTIES:


________________________________. Dated this ____ day of _______, 1998. Tim
Metz, on behalf of himself, his spouse and their marital community. Signed at
__________________________________.

________________________________. Dated this ____ day of _______, 1998. Mrs. Tim
Metz, on behalf of herself, her spouse, and their marital community. Signed at
________________________________.



                        LEADING EDGE EARTH PRODUCTS, INC.



________________________________. Dated this ____ day of _______, 1998.
Name:
Title:
Signed at __________________________________.


________________________________.  Dated  this ____ day of _______, 1998.
Attest:
Name:
Title:
Signed at __________________________________.



                                 RECORD PARTIES



________________________________. Dated this ____ day of _______, 1998. Grant
Record, on behalf of himself, his spouse, and their marital community. Signed at
__________________________________.

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________________________________. Dated this ____ day of _______, 1998. Mrs.
Grant Record, on behalf of herself, her spouse, and their marital community. Signed at __________________________________.


                                     PHOENIX



________________________________.  Dated  this ____ day of _______, 1998.
Name:
Title:
Signed at __________________________________.



________________________________.  Dated  this ____ day of _______, 1998.
Attest:
Name:
Title:
Signed at __________________________________.



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                                    EXHIBIT A
                        LOCK-UP AND TRICKLE-OUT AGREEMENT



This Agreement applies only to the shares cited in paragraphs 6a, 6b, and 6c of the attached "Settlement Agreement".

Phoenix, Metz or their assigns hereby agree to restrict their sale(s) of LEEP stock, which is subject to this Agreement, to 5% of their total position per quarter. Phoenix, Metz or their assigns understands this right is not cumulative, i.e., if the full 5% permitted to be sold is not sold in a given quarter, the seller can not accumulate and carry over the unsold portion to add to another 5% increment for sale in a subsequent period.

Phoenix, Metz or their assigns hereby agree to advise LEEP's management each time they wish to sell stock which is subject to this Agreement and to give LEEP a 10 day window of opportunity to supply a buyer for increment (s) they wish to sell. After the 10 day period, if LEEP has not supplied a buyer or buyers, then Phoenix, Metz or their assigns shall have the right to sell the subject increment of stock in the US market. Phoenix, Metz or their assigns agree not to sell any shares into the US market at a price less than $0.03 higher than the bid price on the day(s) the stock is sold.

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